EXHIBIT (12)

FORM OF LEGAL OPINION

[Letterhead of Dechert LLP]

October     , 2003

Board of Trustees

Pacific Select Fund

700 Newport Center Drive

Newport Beach, CA 92660

Re:	Pacific Select Fund, on behalf of the Diversified Research Portfolio

Dear Ladies and Gentlemen:

We have acted as counsel to the Pacific Select Fund, a Massachusetts business trust (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest (par value $.001 per share) by the Trust in connection with the acquisition by the Diversified Research Portfolio, a series of the Trust, of the assets of the Research Portfolio, also a series of the Trust, which have been registered on a Form N-14 Registration Statement (the “Registration Statement”) filed by the Trust with the U.S. Securities and Exchange Commission.

We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of fact contained in those documents.

On the basis of the foregoing, it is our opinion that the shares of beneficial interest (par value $.001 per share) of the Trust being registered under the Securities Act of 1933, as amended, in the Registration Statement have been duly authorized and will be legally and validly issued, fully paid and non-assessable by the Trust upon transfer of the assets of Research Portfolio pursuant to the terms of the Plan of Reorganization included in this Registration Statement.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.

Very truly yours,